EXHIBIT 99.4

Zevia PBC

Lock-Up Agreement

July 6, 2021

Goldman Sachs & Co. LLC,

BofA Securities, Inc. and

Morgan Stanley & Co. LLC

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282-2198

c/o BofA Securities, Inc.

One Bryant Park,

New York, New York 10036

c/o Morgan Stanley & Co. LLC

1585 Broadway,

New York, New York 10036

Re: Zevia PBC - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with Zevia PBC, a Delaware public benefit corporation (the “Company”), and Zevia LLC, a Delaware limited liability company (“Zevia LLC”), providing for a public offering of the Class A Common Stock of the Company (the “Shares”) pursuant to a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, without the prior written consent of Goldman Sachs & Co. LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC, during the period beginning from the date of this Lock-Up Agreement and continuing to and including the date 180 days after the date set forth on the final prospectus used to sell the Shares (the “Lock-Up Period”), the undersigned shall not, and shall not cause or direct any of its affiliates to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of Common Stock of the Company or units of Zevia LLC, or any options or warrants to purchase any shares of Common Stock of the Company or units of Zevia LLC, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company or units of Zevia LLC (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired by the undersigned (collectively, the “Restricted Securities”), (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap

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or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of Common Stock of the Company or units of Zevia LLC or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock or units of Zevia LLC or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above. The undersigned represents and warrants that the undersigned is not currently, and has not caused or directed any of its affiliates to be or become, a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer during the Lock-Up Period. In addition, the undersigned agrees that, without the prior written consent of Goldman Sachs & Co. LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC on behalf of the Underwriters, the undersigned shall not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock of the Company or Units of Zevia LLC or any security convertible into or exercisable or exchangeable for Common Stock of the Company or Units of Zevia LLC. For the avoidance of doubt, the undersigned agrees that the foregoing provisions shall be equally applicable to any issuer-directed or other Shares the undersigned may purchase in the offering.

If the undersigned is not a natural person, the undersigned represents and warrants that no single natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than a natural person, entity or “group” (as described above) that has executed a Lock-Up Agreement in substantially the same form as this Lock-Up Agreement, beneficially owns, directly or indirectly, 50% or more of the common equity interests, or 50% or more of the voting power, in the undersigned.

If the undersigned is an officer or director of the Company, (i) Goldman Sachs & Co. LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Restricted Securities, Goldman Sachs & Co. LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Goldman Sachs & Co. LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration or to an immediate family member as defined in FINRA Rule 5130(i)(5) and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, the undersigned may transfer Restricted Securities without the prior written consent of Goldman Sachs & Co. LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC:

(i)	as a bona fide gift or gifts or charitable contribution;

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(ii)	to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or to a member of the undersigned’s immediate family (for purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin) or in the case of a trust, to any beneficiaries of the trust or to the estate of such trust;
(iii)	as a distribution to limited partners, partners, members, stockholders, or other equityholders of the undersigned;
(iv)	to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned;
(v)	in an exchange of any units of Zevia LLC (or securities convertible into, exchangeable for or that represent the right to receive units of Zevia LLC) and a corresponding number of shares of Class B Common Stock into or for shares of Class A Common Stock (or securities convertible into, exchangeable for or that represent the right to receive shares of Class A Common Stock) pursuant to the operating agreement of Zevia LLC or other agreements described in the final prospectus;
(vi)	in a transfer, conversion, reclassification, redemption or exchange of any securities pursuant to the reorganization transactions described in the final prospectus;
(vii)	by will, other testamentary document or intestate succession upon the death of the undersigned or for bona fide estate planning purposes;
(viii)	by operation of law, such as pursuant to an order of a court or regulatory agency (for purposes of this Lock-Up Agreement, a “court or regulatory agency” means any domestic or foreign, federal, state or local government, including any political subdivision thereof, any governmental or quasi-governmental authority, department, agency or official, any court or administrative body or any national securities exchange or similar self-regulatory body or organization, in each case of competent jurisdiction) or pursuant to a domestic order or in connection with a divorce settlement;
(ix)	to the Company or its subsidiaries upon exercise of any right in respect of any equity award granted under any incentive plan of the Company or Zevia LLC or other arrangement described in the final prospectus relating to the offering or in the exercise of outstanding options, warrants, restricted stock units or other equity interests, including the surrender of shares of Common Stock to the Company in a “net” or “cashless” exercise of any equity award to satisfy any exercise price of tax withholding obligations;
(x)	to a bona fide third party pursuant to a merger, consolidation, tender offer or other similar transaction made to all holders of Common Stock and involving a change of control of the Company and approved by the Company’s board of directors, provided, that (i) in the event that such change of control is not completed, the undersigned’s Restricted Securities shall remain subject to the restrictions contained herein, and (ii) any shares of Common Stock not transferred in such merger, consolidation, tender offer or similar transaction shall

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remain subject to the restrictions contained herein. “Change of control” shall mean the transfer (whether by tender offer, merger, consolation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter pursuant to the offering), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity);

(xi)	acquired in open market transactions after the completion of the public offering if (a) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (b) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers; or
(xii)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vii) or (viii) above;

provided that, in the case of any transfer, donation or distribution pursuant to clauses (i), (ii), (iii) and (vii), any such transfer shall not involve a disposition for value, and except in the case of clause (x) and (xi), (1) such securities or any securities received in connection with any of the transactions described above remain subject to the terms of this Lock-Up Agreement or each donee, trustee, distributee or transferee, as the case may be, agrees in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer, (2) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Exchange Act, except in the case of clauses (v) – (ix) in which case any such filing shall clearly indicate in the footnote thereto the circumstances of the particular transfer and (3) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers.

The undersigned acknowledges and agrees that none of the Underwriters has made any recommendation or provided any investment or other advice to the undersigned with respect to this Lock-Up Agreement or the subject matter hereof, and the undersigned has consulted its own legal, accounting, financial, regulatory, tax and other advisors with respect to this Lock-Up Agreement and the subject matter hereof to the extent the undersigned has deemed appropriate. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned acknowledges and agrees that this Lock-Up Agreement and any transaction contemplated by this Lock-Up Agreement and any claim, controversy or dispute arising under or related thereto shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws that would results in the application of any other law than the laws of the State of New York. The undersigned agrees that any suit or proceeding arising in respect of this Lock-Up Agreement or any transaction contemplated by this Lock-Up Agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the undersigned agrees to submit to the jurisdiction of, and to venue in, such courts. The undersigned now has, and, except as contemplated by clauses (i) – (xii) above, for the duration of this Lock-Up Agreement

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will have, good and marketable title to the undersigned’s shares of Common Stock of the Company, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock of the Company except in compliance with the foregoing restrictions.

Notwithstanding anything to the contrary herein, this Lock-Up Agreement shall lapse and become null and void and the undersigned will be released from all of his, her or its obligations hereunder if (i) prior to entering into the Underwriting Agreement, the Company notifies Goldman Sachs & Co. LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC in writing that the Company does not intend to proceed with the public offering, (ii) the Company files an application to withdraw the registration statement related to the public offering, (iii) the Company and Goldman Sachs & Co. LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC have not entered into the Underwriting Agreement on or before August 16, 2021, or (iv) for any reason the Underwriting Agreement terminates or is terminated prior to the Closing Date (as defined therein). The undersigned understands that the Company, Zevia LLC and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

Zip Holding Inc.
Exact Name of Shareholder

/s/ Philip Hunter O’Brien
Authorized Signature

Director
Title

/s/ Justin Shaw
Authorized Signature

Director
Title

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